Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 27, 2012

Preliminary Prospectus Supplement dated May 24, 2012

Registration Statement File No. 333-167771

UNITED TECHNOLOGIES CORPORATION

$1,000,000,000 1.200% NOTES DUE 2015

$1,500,000,000 1.800% NOTES DUE 2017

$2,300,000,000 3.100% NOTES DUE 2022

$3,500,000,000 4.500% NOTES DUE 2042

FINAL TERM SHEET DATED MAY 24, 2012

Issuer:	United Technologies Corporation

Title:	1.200% Notes due 2015 (the “2015 Notes”) 1.800% Notes due 2017 (the “2017 Notes”) 3.100% Notes due 2022 (the “2022 Notes”) 4.500% Notes due 2042 (the “2042 Notes”)

Principal Amount:	$1,000,000,000 (2015 Notes) $1,500,000,000 (2017 Notes) $2,300,000,000 (2022 Notes) $3,500,000,000 (2042 Notes)

Maturity:	June 1, 2015 (2015 Notes) June 1, 2017 (2017 Notes) June 1, 2022 (2022 Notes) June 1, 2042 (2042 Notes)

Coupon:	1.200% (2015 Notes) 1.800% (2017 Notes) 3.100% (2022 Notes) 4.500% (2042 Notes)

Price to Public:	99.944% of face amount (2015 Notes) 99.914% of face amount (2017 Notes) 99.923% of face amount (2022 Notes) 98.767% of face amount (2042 Notes)

Yield to maturity:	1.219% (2015 Notes) 1.818% (2017 Notes) 3.109% (2022 Notes) 4.576% (2042 Notes)

Spread to Benchmark Treasury:	80 basis points (2015 Notes) 105 basis points (2017 Notes) 135 basis points (2022 Notes) 173 basis points (2042 Notes)

Benchmark Treasury:	0.250% due May 15, 2015 (2015 Notes) 0.875% due April 30, 2017 (2017 Notes) 1.750% due May 15, 2022 (2022 Notes) 3.125% due February 15, 2042 (2042 Notes)

Benchmark Treasury Spot and Yield:	99-16; 0.419% (2015 Notes) 100-16+; 0.768% (2017 Notes) 99-29+; 1.759% (2022 Notes) 105-18+; 2.846% (2042 Notes)

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2012

Make-Whole Call:	2015 Notes: UST + 12.5 basis points 2017 Notes: UST + 15 basis points 2022 Notes: UST + 20 basis points 2042 Notes: UST + 25 basis points

Trade Date:	May 24, 2012

Settlement Date:	June 1, 2012 (T+5)

CUSIP:	913017 BY4 (2015 Notes) 913017 BU2 (2017 Notes) 913017 BV0 (2022 Notes) 913017 BT5 (2042 Notes)

ISIN:	US913017BY46 (2015 Notes) US913017BU24 (2017 Notes) US913017BV07 (2022 Notes) US913017BT50 (2042 Notes)

Denominations	$2,000 x $1,000

Ratings*:	A2/A/A (Negative/Negative/Stable)

Underwriters:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBS Securities Inc.

UNITED TECHNOLOGIES CORPORATION

$1,000,000,000 FLOATING RATE NOTES DUE 2013

$500,000,000 FLOATING RATE NOTES DUE 2015

FINAL TERM SHEET DATED MAY 24, 2012

Issuer:	United Technologies Corporation

Title:	Floating Rate Notes due 2013 (the “2013 Floating Rate Notes”) Floating Rate Notes due 2015 (the “2015 Floating Rate Notes”)

Principal Amount:	$1,000,000,000 (2013 Floating Rate Notes) $500,000,000 (2015 Floating Rate Notes)

Maturity:	December 2, 2013 (2013 Floating Rate Notes) June 1, 2015 (2015 Floating Rate Notes)

Coupon:	3 Month LIBOR Telerate plus 27 basis points (2013 Floating Rate Notes) 3 Month LIBOR Telerate plus 50 basis points (2015 Floating Rate Notes)

Price to Public:	100.000% of face amount (2013 Floating Rate Notes) 100.000% of face amount (2015 Floating Rate Notes)

Interest Payment and Reset Dates:	March 2, June 2, September 2 and December 2 commencing September 2, 2012 (2013 Floating Rate Notes) March 1, June 1, September 1 and December 1 commencing September 1, 2012 (2015 Floating Rate Notes)

Day Count Convention	Actual/360

Trade Date:	May 24, 2012

Settlement Date:	June 1, 2012 (T+5)

Denominations	$2,000 x $1,000

CUSIP:	913017 BW8 (2013 Floating Rate Notes) 913017 BX6 (2015 Floating Rate Notes)

ISIN:	US913017BW89 (2013 Floating Rate Notes) US913017BX62 (2015 Floating Rate Notes)

Ratings*:	A2/A/A (Negative/Negative/Stable)

Underwriters:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBS Securities Inc.

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-167771). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or HSBC Securities (USA) Inc. at 1-866-811-8049; or J.P. Morgan Securities LLC at 1-212-834-4533.